SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 31, 2011
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
WI
(State or Other Jurisdiction of Incorporation)

001-34955	391726871
(Commission File Number)	(IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 31, 2011, the Board of Directors of Anchor BanCorp Wisconsin, Inc. (the “Company”), ticker symbol ABCW, and AnchorBank, fsb (the “Bank”), a wholly owned subsidiary of the Company, announced several key changes to the executive management teams of each of Company and the Bank.
Tom Dolan
The Board of Directors announced that, effective March 1 and subject to approval by the Office of Thrift Supervision (“OTS”), Tom Dolan has been appointed Executive Vice President — Chief Financial Officer of the Bank and Executive Vice President, Chief Financial Officer and Treasurer of the Company. In his role as Chief Financial Officer of the Company and the Bank, Mr. Dolan will oversee the Bank’s Treasury Management, Finance, Accounting and Management Information Systems areas. Mr. Dolan holds an M.B.A. from the University of Chicago and a B.S. in Finance from Loyola University.
Mr. Dolan, age 51, has more than 25 years of experience with LaSalle Bank and Bank of America and is the sole owner and Managing Director of Northern Pointe Consulting (“NPC”), a financial institution consulting firm since 2008. Prior to his work with NPC, Mr. Dolan was the Group Senior Vice President, COO — Commercial Banking for LaSalle Bank from 2000 to 2008, when he left LaSalle to start NPC. Through NPC, he has been working as a consultant for AnchorBank since December 2009. NPC entered into an arrangement with the Company in December 2009 under which NPC provides consulting services to the Company and the Bank. The consulting arrangement provides for payment to NPC of $7,500 per week, plus expenses. The consulting arrangement will terminate March 1, 2011, provided that OTS approves Mr. Dolan’s employment agreement. As sole owner of NPC, Mr. Dolan has had a direct financial interest in the consulting arrangement.
The Bank and Mr. Dolan intend, subject to final approval by the OTS, to enter into an employment agreement (“Dolan’s Agreement”). Dolan’s Agreement will be effective March 1, 2011, for a period of one year. He will receive a salary of $385,000 per year. Mr. Dolan will be entitled to the benefits provided to employees with a similar job title and job classification and will be eligible to receive such other benefits including stock options and restricted stock as is authorized and approved by the Board of Directors. Upon termination for cause or upon retirement or voluntary termination by Mr. Dolan, he shall not be entitled to additional compensation or benefits for any period after such termination, beyond any compensation or benefits accrued. If the OTS or FDIC require Dolan’s Agreement to be terminated, all obligations of the Bank and the Company shall be terminated, except any vested rights shall not be affected. If the OTS or the Federal Deposit Insurance Corporation require Dolan’s Agreement to be suspended, then the Bank’s obligations shall be suspended, but if the suspension is lifted or charges dismissed, then Mr. Dolan shall receive all compensation withheld during the suspension. Dolan’s Agreement is subject to the restrictions pertaining to executive compensation under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 and any amendments thereto or regulations promulgated thereunder, as well as customary non-disclosure, non-disparagement and similar provisions.
Mark Timmerman
Effective January 31, 2011, Mark Timmerman took the title of Executive Vice President, General Counsel/Corporate Secretary of the Bank, mirroring his role at the Company. In his new role Mr. Timmerman, who is a member of the State Bar of Wisconsin, will be responsible for leading the Bank’s legal, compliance and internal audit areas.

The Bank and Mr. Timmerman intend, subject to final approval by the OTS, to enter into an employment agreement (“Timmerman’s Agreement”), effective March 1, 2011, for a period of one year. Under Timmerman’s Agreement, he will receive a salary of $350,000 per year. Mr. Timmerman will be entitled to the benefits provided to employees with a similar job title and job classification and, if Mr. Timmerman satisfies the conditions for eligibility, he will be eligible to receive such other benefits including stock options and restricted stock as is authorized and approved by the Board of Directors. Upon termination for cause or upon retirement or voluntary termination by Mr. Timmerman, he shall not be entitled to additional compensation or benefits for any period after such termination, beyond any compensation or benefits accrued. If the OTS or FDIC require Timmerman’s Agreement to be terminated, all obligations of the Bank and the Company shall be suspended or terminated, except any vested rights shall not be affected. If the OTS or FDIC require Timmerman’s Agreement to be suspended, then the Bank’s obligations shall be suspended, but if the suspension is lifted or charges dismissed, then Mr. Dolan shall receive all compensation withheld during the suspension. Timmerman’s Agreement is subject to the restrictions pertaining to executive compensation under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 and any amendments thereto or regulations promulgated thereunder, as well as customary non-disclosure, non-disparagement and similar provisions.
For more information on these events and agreements, please refer to the press release furnished as Exhibit 99.1 to this report.

Item 8.01.	Other Events and Exhibits.
On January 31, 2011, Anchor BanCorp Wisconsin Inc., the holding company for AnchorBank, fsb issued a press release regarding changes in executive management. A copy of the press release is attached hereto as Exhibit 99.1. The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit #	Description
99.1	99.1 Press Release of Anchor BanCorp Wisconsin Inc. dated January 31, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin, Inc.
Date: February 4, 2011	By:	/s/ Mark D. Timmerman
Executive Vice
President, Secretary and General Counsel